                                                                 Exhibit 10.5(h)

                        [LOGO OF CEPHALON APPEARS HERE]


                                                January 21, 1998

Laboratoire L. Lafon
39, rue Francois ler
75008 Paris
FRANCE

     Re Amendment No. 5 to License Agreement and Supply Agreement

Gentlemen:

     This letter shall serve as an amendment to (i) that certain License Agreement dated as of January 20, 1993, as amended (the "License Agreement"), between Cephalon, Inc. (hereinafter "Cephalon") and Laboratoire L. Lafon (hereinafter "Lafon"); and (ii) that certain Supply Agreement (the "Supply Agreement") dated as of January 20, 1993, as amended, between Cephalon and Lafon. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the License Agreement and the Supply Agreement.

     1. Under the terms of the License Agreement, Lafon granted Cephalon a license, with the right to sublicense to a Japanese company, to develop and commercialize in Japan products containing the drug substance "modafinil" (the "Compound"). Under the terms of the Supply Agreement, Lafon agreed to supply the Compound to Cephalon or to its sublicensee in Japan. Cephalon hereby provides notice that it has agreed to such a sublicense arrangement with Nippon Shoji Kaisha., Ltd. ("Nippon Shoji"), and in connection with such arrangement, Cephalon and Lafon hereby agree to the following:

          a. Under the terms of a sublicense, product development and compound supply agreement, Cephalon will grant Nippon Shoji the right to make tablets, use and sell the Product in Japan, and will agree to supply Nippon Shoji with Compound, as well as provide Nippon Shoji with access to certain pre-clinical and clinical data concerning the Product. In consideration of this grant of rights and supply of Compound, Nippon Shoji will pay Cephalon an amount equal to [*] percent ([*]) of Net Sales of Product in Japan (as well as an additional
[*] percent ([*]) in connection with the use of a trademark which Cephalon will remit on its behalf directly to the trademark owner). As provided in amendment number four to the License Agreement and the Supply Agreement dated August 23, 1995, Lafon and Cephalon hereby agree to further amend the aforementioned License Agreement and Supply Agreement insofar as the

                                 * THE CONFIDENTIAL MATERIAL CONTAINED HEREIN
                                   HAS BEEN OMITTED AND HAS BEEN FILED
                                   SEPARATELY WITH THE COMMISSION.

royalty rate applicable under Article V(2) of the License Agreement for the grant of rights in Japan, and the price to be paid to Lafon by Cephalon under
Article 3(b) of the Supply Agreement for the supply of Compound for use in Japan, shall be an amount equal to [*] percent [*]of Net Sales of Product in Japan by Nippon Shoji.

          b. With reference to Article 8 of the Supply Agreement concerning the right of rejection of Compound, the parties agree that with respect to Compound shipped to Japan, Cephalon shall not be deemed to be in receipt of Compound until the date on which Nippon Shoji has released said Compound into its inventory, and Cephalon shall have thirty (30) days from such date to notify Lafon of its intent to reject.

     2. With reference to Article 3 of the Supply Agreement, the parties confirm their understanding with respect to the calculation of compensation to Lafon for the supply of Compound, as follows:

          a. Lafon will supply Compound to Cephalon free of charge for the following purposes: (i) to conduct pre-clinical and clinical studies in countries in the Territory prior to the date of initial marketing approval in such country, and to conduct such studies subsequent to the date of such initial marketing approval in any given country in the Territory if required by the respective regulatory authorities or if intended for purposes of obtaining new or expanded indications for the Product in such country; (ii) to manufacture Product samples to be distributed by Cephalon prior to the third anniversary date of commercial launch of the Product in the United States (with such amount of Compound not to exceed 120 kilograms during any twelve-month period, unless otherwise mutually agreed); and (iii) to develop a Product formulation that does not contain Compressil(R).

          b. The initial provisional price for Compound ordered by Cephalon shall be set at an amount equal to US$[*] per kilogram (except for quantities of Compound to be used for those non-commercial purposes specified in subparagraph
(a) above, as to which no provisional price or compensation shall be due Lafon). The parties acknowledge that this initial provisional price is based upon the current selling price charged by Lafon for sale of the Product in France; the parties further acknowledge that the selling price to be charged by Cephalon for sale of the Product in the United States may well be lower than such amount, and accordingly, the parties agree to reduce this initial provisional price to properly reflect the actual U.S. selling price promptly after such U.S. selling price is established by Cephalon. Following this adjustment in the provisional price, and as provided in the Supply Agreement, the parties will adjust the provisional price annually (or more often, if necessary) so that said provisional price will reflect accurately the selling price for Product in the Territory.

          c. Within two months after the end of each calendar year, Cephalon and Lafon will reconcile the provisional price paid by Cephalon for all Compound delivered during such preceding calendar year with the amount of compensation due Lafon under the Supply Agreement. Except for (i) those quantities specified in clause (a) above;

                                           * THE CONFIDENTIAL MATERIAL CONTAINED
                                             HEREIN HAS BEEN OMITTED AND HAS
                                             BEEN FILED SEPARATELY WITH THE
                                             COMMISSION.

and (ii) a quantity in an amount equal to three percent (3%) of all Compound delivered in such preceding calendar year (in order to properly reflect the ordinary and customary yield loss in preparing the finished Product), Cephalon will pay Lafon for all kilograms of Compound delivered an amount per kilogram equal to the percentage of Net Sales specified in the Supply Agreement (e.g., 11% for Compound sold in the United States), multiplied by the average Net Sales Price per kilogram of Compound sold during the immediately preceding year in the corresponding country within the Territory.

     3. Cephalon and Lafon further confirm their understanding as to the calculation of "Net Sales," as defined in Article I of the License Agreement, as follows:

          a. With respect to calculations to be made under the terms of the License Agreement and the Supply Agreement, Cephalon may deduct from its gross sales proceeds in the Territory the amount of any governmental rebates and allowances (including Medicaid rebates), and the amount of any wholesaler credits or chargebacks, as well as those deductions otherwise specified in such definition.

          b. With respect to calculations to be made under the terms of the License Agreement (but not the Supply Agreement), Cephalon may further deduct from its gross sales proceeds in the Territory the amount of any uncollected accounts or receivables.

      Please indicate your consent to the sublicense arrangement described above, and your agreement with the other terms, conditions and clarifications set forth above, by signing this letter in the space provided below, and return an executed copy to us at your earliest convenience.

                                              CEPHALON, INC.



                                              By /s/ Frank Baldino
                                                 ----------------------------
                                                 Frank Baldino

AGREED, ACKNOWLEDGED AND ACCEPTED:

LABORATOIRE L. LAFON



By: /s/ F.C. Lafon
   -----------------------------
   F.C. Lafon